Filed Pursuant to Rule 433 Registration File No. 333-288805 Free Writing Prospectus

LinkedIn Posts

Headline: THE LARGEST PRIVATE COMPANIES. NOW WITH DAILY LIQUIDITY. – Unicorn image (green & red)

The RiverNorth Long Prime Unicorn Fund I, Inc. and RiverNorth Short Prime Unicorn Fund I, Inc. are designed to provide efficient long or short exposure, respectively, to the 30 largest privately held companies tracked by the Prime Unicorn 30 Index through a publicly traded structure.

Explore the strategies: [Insert IPO webpage link]

View preliminary prospectuses:

[Insert RiverNorth Long Prime Unicorn Fund I, Inc. preliminary prospectus link]

[Insert RiverNorth Short Prime Unicorn Fund I, Inc. preliminary prospectus link]

Expected IPO July 2026, subject to market conditions. This communication is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any security. Please see the preliminary prospectuses for additional information.

Each of RiverNorth Long Prime Unicorn Fund I, Inc. (the “Long Fund”) and RiverNorth Short Prime Unicorn Fund I, Inc. (the “Short Fund”) have filed registration statements (including preliminary prospectuses) on Form N-2 (File No. 333-288805 and File No. 333-288804) with the Securities and Exchange Commission ("SEC") for the offerings to which this free writing prospectus relates. Before you invest in either the Long Fund or the Short Fund, you should read the preliminary prospectus in the relevant registration statement and the other documents the Long Fund and the Short Fund have filed with the SEC for more complete information about the Funds and the offerings. You get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectuses may be obtained by contacting Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, New York 10022, telephone: (646) 362-0256, or by emailing prospectus@lucidcm.com, or by calling 800.646.0148, Option 1, or emailing unicorns@rivernorth.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of the Long Fund and the Short Fund before investing. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. An investment in the Long Fund or the Short Fund is speculative and involves a high degree of risk with substantial risk of loss. Please see the “RISKS” section of the applicable preliminary prospectus. RiverNorth Capital Management, LLC, the investment adviser for each of the Funds, is registered as an investment adviser with the SEC.

LinkedIn Posts

Headline: HOW DO YOU SHORT UNICORNS? – Unicorn image (red)

Historically, investors have had limited ways to access short exposure to late-stage private companies.

While private market investing has become increasingly accessible, tools designed to benefit from declines in private unicorn valuations have remained limited.

The RiverNorth Short Prime Unicorn Fund I, Inc. seeks to provide inverse exposure to late-stage private market valuations through a differentiated structure.

See how it works: [Insert IPO webpage link]

View preliminary prospectus:

[Insert RiverNorth Short Prime Unicorn Fund I, Inc. preliminary prospectus link]

Expected IPO July 2026, subject to market conditions. This communication is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any security. Please see the preliminary prospectus for additional information.

RiverNorth Short Prime Unicorn Fund I, Inc. (the “Short Fund”) has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-288804) with the Securities and Exchange Commission ("SEC") for the offering to which this free writing prospectus relates. Before you invest in the Short Fund, you should read the preliminary prospectus in the registration statement and the other documents the Short Fund has filed with the SEC for more complete information about the Fund and the offering. You get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained by contacting Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, New York 10022, telephone: (646) 362-0256, or by emailing prospectus@lucidcm.com, or by calling 800.646.0148, Option 1, or emailing unicorns@rivernorth.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of the Short Fund before investing. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. An investment in the Short Fund is speculative and involves a high degree of risk with substantial risk of loss. Please see the “RISKS” section of the preliminary prospectus. RiverNorth Capital Management, LLC, the investment adviser for the Fund, is registered as an investment adviser with the SEC.

LinkedIn Posts

Headline: HEDGING UNICORN EXPOSURE HAS BEEN CHALLENGING – Satellite

Public market valuations have experienced significant repricing in recent years. In many cases, late-stage private company valuations have adjusted more gradually.

For investors evaluating the risks and opportunities within private markets, understanding available tools and strategies may be increasingly important.

The RiverNorth Short Prime Unicorn Fund I, Inc. seeks to provide investors with a differentiated approach to accessing inverse exposure to late-stage private market valuations.

Explore the strategy: [Insert IPO webpage link]

View preliminary prospectus:

[Insert RiverNorth Short Prime Unicorn Fund I, Inc. preliminary prospectus link]

Expected IPO July 2026, subject to market conditions. This communication is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any security. Please see the preliminary prospectus for additional information.

RiverNorth Short Prime Unicorn Fund I, Inc. (the “Short Fund”) has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-288804) with the Securities and Exchange Commission ("SEC") for the offering to which this free writing prospectus relates. Before you invest in the Short Fund, you should read the preliminary prospectus in the registration statement and the other documents the Short Fund has filed with the SEC for more complete information about the Fund and the offering. You get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus may be obtained by contacting Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, New York 10022, telephone: (646) 362-0256, or by emailing prospectus@lucidcm.com, or by calling 800.646.0148, Option 1, or emailing unicorns@rivernorth.com. Investors are advised to carefully consider the investment objectives, risks and charges and expenses of the Short Fund before investing. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. An investment in the Short Fund is speculative and involves a high degree of risk with substantial risk of loss. Please see the “RISKS” section of the preliminary prospectus. RiverNorth Capital Management, LLC, the investment adviser for the Fund, is registered as an investment adviser with the SEC.